Inland Real Estate Income Trust, Inc.
2901 Butterfield Road | Oak Brook, IL 60523 | 800.826.8228
inland-investments.com

INLAND 50 YEARS

March 30, 2020

Dear Fellow Stockholder:

The COVID-19 pandemic is affecting the economy, capital markets and individual businesses, and the full extent of its impact is uncertain but undoubtedly severe. In response to this evolving situation, the Board of Directors (the "Board") and management of Inland Real Estate Income Trust, Inc. ("Inland Income Trust" or the "Company") have announced several changes to allow the Company to maintain fiscal responsibility and conserve cash. The Board has approved the change of both the record date and the expected payment date of the 2020 first quarter distribution. The distribution in the amount of $0.226875 per share that was to be payable to stockholders of record as of the close of business on March 31, 2020, and was expected to be paid on April 1, 2020, is now payable to stockholders of record on May 29, 2020, and is expected to be paid on June 1, 2020. As we monitor the situation surrounding COVID-19, our Board may further revise the record date and expected payment date of this distribution. This difficult decision was made in the best interests of our stockholders and the Company during this challenging period.

We thoughtfully deliberated our decision to postpone the 2020 first quarter distribution, taking into consideration its immediate effects on stockholders and what is best for the long-term health of the Company. We are sensitive to the difficulties this delay may pose for individual stockholders who rely on receiving regular distributions; however, we believe preserving cash to meet our mortgage and other debt obligations and pay our operating expenses is prudent and responsible under the circumstances. Other REITs have similarly reduced or eliminated distributions in this time of crisis. We hope that this market disruption is only temporary. Nevertheless, our Board and management believe that taking the conservative path and retaining cash is in the best interest of the Company.

A combination of factors driven by the scope of the pandemic and its growth within the U.S., which will likely have a negative impact on the results of operations of the Company in the near term, led us to this decision. There is the potential for a significant negative effect on the economies of the states and cities where we own retail properties, which, along with government-mandated measures to combat the spread of COVID-19, will likely adversely affect many of our tenants. A considerable number of retail tenants have been forced to close, and those tenants may experience prolonged disruptions to their operations, thereby preventing them from generating projected revenue. Decreased retail revenues may impact our tenants' ability or willingness to pay their rental obligations, thus causing a material decline in the Company's revenues.

Until a distribution is actually paid, no cash will be available to be reinvested under the Company's distribution reinvestment plan (the "DRP"), and accordingly the Company will not receive any net proceeds from the DRP. Until the company pays a distribution and receives net proceeds from the DRP, our share repurchase plan (the "SRP") provides that no shares will be repurchased. We appreciate the significance of these plans and will continue to work diligently to try to mitigate the effects of the pandemic on the Company.

(Continued on reverse side.)

Our thoughts are with our stockholders and their families for continued health and safety during these difficult and uncertain times. If you have any questions regarding your investment in Inland Income Trust, please contact your financial advisor or our **Investor Services team at 800.826.8228**.

Sincerely,
INLAND REAL ESTATE INCOME TRUST, INC.



Mitchell Sabshon
President and Chief Executive Officer

Enclosure
cc: Trustee, Broker Dealer, Financial Advisor

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "can", "would", "will", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appear", or "believe". Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.